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Ingersoll Rand Announces 2007 First Quarter
Earnings of $0.70 per Share

•	Revenues increased by 6% to $2,668 million in the first quarter.
•	Diluted earnings per share of $0.70 for the 2007 first quarter.
•	Projecting record earnings per share for full-year 2007 of $3.45 to $3.55.
•	Full-year 2007 available cash flow forecast of $850 million.

Hamilton, Bermuda, April 27, 2007 - Ingersoll-Rand Company Limited (NYSE:IR), a leading diversified industrial firm, today announced earnings and revenues for the first quarter of 2007.

The company reported net earnings of $217.5 million, or diluted earnings per share (EPS) of $0.70, for the first quarter of 2007. First-quarter net earnings included $216.5 million, or EPS of $0.70 from continuing operations, as well as $1.0 million of income equal to EPS of $0.0, from discontinued operations. Discontinued operations include earnings equal to EPS of $0.05 related to the Road Development business and continuing retained costs of divested businesses equal to EPS of ($0.05). The operating results of the Road Development business have been reclassified as discontinued operations for the first quarter of 2007 and all prior periods (see “Sale of Road Development,” below).

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Net earnings for the 2006 first quarter of $253.2 million, or EPS of $0.76, included EPS of $0.73 from continuing operations and EPS of $0.03 for discontinued operations. Discontinued operations include earnings equal to EPS of $0.06 related to the Road Development business and retained costs of divested businesses equal to EPS of ($0.03).

“Our first-quarter 2007 performance demonstrated the benefits of our transformed business portfolio, which is characterized by significantly improved product, market and geographic diversity, compared with our previous reliance on capital-intense, heavy machinery businesses,” said Herbert L. Henkel, chairman, president and chief executive officer. “We offset several sluggish domestic markets with strong revenue growth from international operations and recurring revenues. As we expected when we began our transformation in 2000, we are better positioned to withstand isolated market downturns, and our continuing focus on innovation and operational excellence will sustain our ability to grow and deliver solid financial results.”

Additional Highlights for the 2007 First Quarter

Revenues: The company’s revenues increased by 6% to $2,668.1 million compared with revenues of $2,523.2 million for the 2006 first quarter. Currency had a 2% favorable impact on year-over-year revenue gains. First quarter domestic revenues declined slightly, primarily due to lower Bobcat results, while revenues from international operations increased by approximately 18%.

Total recurring revenues, which include revenues from parts, service, rental, attachments and used equipment, increased by 12% compared with the first quarter of 2006, and accounted for 22% of total revenues.

Operating Income and Margins: Operating income was $299.9 million for the first quarter of 2007 compared with $317.3 million the first quarter of 2006. First-quarter operating margins were 11.2% compared with 12.6% last year. Leverage from revenue growth was offset by unfavorable business and product mix, higher commodity costs and increased growth investments.

Interest and Other Income/Expense: Interest expense was $35.6 million for the first quarter of 2007, compared with $35.3 million in the 2006 first quarter. Other expense totaled $3.3 million for the first quarter, compared with $3.9 million of income for the first quarter of 2006. The year-over-year difference is primarily attributable to a favorable adjustment in 2006 to an acquisition related reserve.

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Taxes: The company’s effective tax rate for continuing operations for the first quarter of 2007 was 17.0%, which reflects our full year projected rate of 18.5% offset by a one-time benefit of $3.8 million. The effective tax rate was 14.5% in the first quarter of 2006.

Sale of Road Development: On February 27, 2007, the company entered into an agreement to sell its Road Development business to AB Volvo for cash proceeds of approximately $1.3 billion. The operating results of Road Development have been reclassified as a single line item, net of tax, in discontinued operations for the first quarter of 2007 and for all prior periods. The proposed sale is expected to close in the second quarter of 2007 and generate net cash proceeds of approximately $1.05 billion.

“The sale of Road Development reflects our strategy to transition away from heavy machinery businesses. The sale will represent another important step in our transformation to become a diversified industrial company. In pursuing this goal, over the past seven years, we have divested heavy machinery, capital-intensive businesses and completed approximately 65 bolt-on acquisitions to reshape our business portfolio. The market and operational characteristics of our current businesses in aggregate offer the prospect of more consistent financial performance over the long term,” said Henkel.

First-quarter Business Review

The company realigned its segment reporting to account for the impending sale of the Road Development business. The results of Bobcat and Club Car as well as the Utility Equipment and Attachment businesses are reported as part of a new business segment named Compact Equipment Technologies.

The company now classifies its businesses into four reportable segments based on industry and market focus: Climate Control Technologies, Compact Equipment Technologies, Industrial Technologies, and Security Technologies.

Climate Control Technologies provides solutions to transport, preserve, store and display temperature-sensitive products, and includes the market-leading brands of Hussmann® and Thermo King®. Revenues for the sector of $729 million increased by 7% compared with the first quarter of 2006. First-quarter 2007 operating margins were 9.5%, compared with 10.1% in the 2006 first quarter. The margins declined due to unfavorable product mix, which offset operational improvements. Worldwide trailer and truck sales expanded by approximately 12%, with strong results in Europe and Asia Pacific offsetting decreased trailer sales in North America. Bus and aftermarket revenues also increased, helping to offset lower sea-going container volumes worldwide. Worldwide revenues for display cases and contracting increased by approximately 13%, with double-digit revenue growth in all major geographic regions.

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The Compact Equipment Technologies segment includes Bobcat® compact equipment, Club Car® golf cars and utility vehicles, and Ingersoll Rand® Portable Power products, general-purpose construction equipment, and the Attachment business. Total revenues of approximately $875 million were flat compared with the 2006 first quarter. Operating margins were 12.7%, compared with 15.6% in the first quarter of 2006.

Bobcat revenues declined by approximately 12%, compared with record results in the first quarter of last year, due to the ongoing contraction in the North American new equipment and rental markets for compact equipment. Europe and worldwide aftermarket parts activity increased significantly compared with last year. Bobcat margins declined compared with the first quarter of 2006, reflecting lower revenues and unfavorable cost absorption from reduced factory production. However, overall operating margins increased significantly compared to the fourth quarter of 2006 due to higher revenues and cost reduction actions from the fourth quarter of 2006 and the first quarter of 2007. Bobcat first-quarter North American dealer inventories were flat compared with the fourth quarter of 2006 and were well balanced and consistent with projected demand levels.

Club Car revenues increased by 17% compared with the first quarter of 2006, primarily reflecting ongoing market share gains in golf cars, increased parts, service and rental revenues, and higher sales of utility and off-road vehicles. Operating earnings also increased significantly compared with last year as volume and price more than offset inflation.

Utility Equipment revenues increased by approximately 20%, primarily due to strong international markets and expanding recurring revenues. Margins increased substantially due to higher volumes and productivity actions, which more than offset material cost increases.

Attachment revenues increased substantially in all geographic regions as scrap, demolition and commercial construction markets continued to expand. New product lines from the 2006 acquisition of Geith have been well received by customers.

Industrial Technologies is focused on providing solutions to enhance customers’ industrial and energy efficiency and provides equipment and services for compressed air systems, tools, fluid power production and energy generation systems. Total revenues in the first quarter increased by approximately 10% to $485 million. Strength in industrial and process markets for complete air compressor units and increased revenues from the aftermarket business continued to benefit Air Solutions, with improved activity in all major geographic regions. Productivity Solutions revenues also increased, as expanding activity in traditional industrial, fluid and material handling markets outside of North America and growth of recurring revenues offset sluggish domestic revenues. First-quarter operating margins for Industrial Technologies of 13.3% were flat compared with last year, resulting from higher volumes, improved pricing and productivity savings, offset by increased investment spending, higher material costs and unfavorable product mix.

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Security Technologies includes mechanical and electronic security products; biometric and access-control technologies; security and scheduling software; integration and services. First-quarter revenues increased by approximately 10% to $580 million with strong growth in all geographic regions. Strong worldwide commercial construction markets drove higher revenues. Residential revenues increased slightly as restocking programs at “Big Box” customers and growth from newly introduced residential electronic security products offset ongoing weakness in the new homebuilder channel in North America. Operating margin of 15.7% increased compared with 15.2% in 2006. Margin improved from higher volumes, improved pricing and productivity gains, which were partially offset by significant year-over-year cost increases for nonferrous metals, primarily copper and zinc.

Balance Sheet
Total debt at the end of the first quarter was $2.1 billion. The debt-to-capital ratio was approximately 27.5% at the end of the first quarter, compared with 26.1% at the end of the first quarter of 2006.

During the first quarter of 2007, the company purchased approximately 3.1 million shares of Ingersoll Rand stock for $134 million under a $2 billion stock repurchase program approved by the Board of Directors in December 2006. At the end of the first quarter approximately $1,866 million remained available for future share purchases under the program.

2007 Outlook

“Most of Ingersoll Rand’s major worldwide end markets enjoyed solid demand as we entered 2007,” said Henkel. “First-quarter orders for the total company increased by approximately 8% compared with 2006, with double-digit improvements in Industrial Technologies and Security Technologies. Based on our recent order pattern and current projections for material prices, we expect second-quarter 2007 earnings, excluding the projected gain on the sale of Road Development, of $0.93 to $0.98 per share,” said Henkel. “Earnings from continuing operations are expected to be $0.93 to $0.98 per share, with discontinued operations netting to EPS of $0.0.

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“We had a good start in the first quarter and expect record earnings for 2007,” said Henkel. “Full-year 2007 earnings, excluding the projected gain on the sale of Road Development, are expected to be $3.45 to $3.55 per share. Earnings from continuing operations are expected to be $3.52 to $3.62 per share, with costs of discontinued operations equal to EPS of ($0.07). This forecast represents a 13% to 16% EPS increase in continuing operations compared with 2006. Our available cash flow* forecast for 2007 is $850 million, excluding the expected second quarter net cash proceeds from the sale of Road Development. With our strong cash position and cash flow, we expect to increase our combined spending on share repurchase and acquisitions to a minimum of $2 billion for full year 2007.”

*Available cash flow is equal to cash flow from operating activities and discontinued operations, excluding voluntary pension contributions, minus capital expenditures.

Ingersoll Rand is a leading diversified industrial company providing products, services and integrated solutions to industries ranging from transportation and manufacturing to food retailing, construction, and agriculture. With a 100-year-old heritage of technological innovation, we help companies worldwide to be more productive, efficient and innovative. In every line of our business, Ingersoll Rand enables companies and their customers to turn work into progress. For more information, visit www.ingersollrand.com.

This news release includes “forward-looking statements” that involve risks, uncertainties and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Political, economic, climatic, currency, tax, regulatory, technological, competitive and other factors could cause actual results to differ materially from those anticipated in the forward-looking statements. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company’s SEC filings, including but not limited to its report on Form 10-K for the year ended December 31, 2006.

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4/27/07
(See Accompanying Tables)
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INGERSOLL-RAND COMPANY, LIMITED
Consolidated Income Statement
First Quarter
(In millions, except per share amounts)

UNAUDITED

	Three Months Ended March 31,
	2007	2006

Revenues	$2,668.1	$2,523.2

Cost of goods sold	1,953.0	1,851.2

Selling & administrative expenses	415.2	354.7

Operating income	299.9	317.3

Interest expense	(35.6)	(35.3)

Other income	(3.3)	3.9

Earnings before taxes	261.0	285.9

Provision for taxes	44.5	41.5

Earnings from continuing operations	216.5	244.4

Discontinued operations, net of tax	1.0	8.8

Net earnings	$217.5	$253.2

Diluted earnings per share
Continuing operations	$0.70	$0.73
Discontinued operations	0.00	0.03
	$0.70	$0.76

Weighted-average number of common
shares outstanding:
Diluted	310.3	332.4

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

INGERSOLL-RAND COMPANY LIMITED
Business Review
First Quarter
(In millions, except percentages)

UNAUDITED

	Three Months Ended March 31,
	2007	2006
Climate Control Technologies
Revenues	$728.9	$683.6
Operating income	69.4	69.2
and as a % of revenues	9.5%	10.1%

Compact Equipment Technologies
Revenues	875.1	875.7
Operating income	111.4	136.4
and as a % of revenues	12.7%	15.6%

Industrial Technologies
Revenues	484.5	439.1
Operating income	64.6	58.2
and as a % of revenues	13.3%	13.3%

Security Technologies
Revenues	579.6	524.8
Operating income	90.7	79.6
and as a % of revenues	15.7%	15.2%

Total
Revenues	$2,668.1	$2,523.2
Operating income	336.1	343.4
and as a % of revenues	12.6%	13.6%

Unallocated corporate expense	(36.2)	(26.1)

Consolidated operating income	$299.9	$317.3
and as a % of revenues	11.2%	12.6%

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

INGERSOLL-RAND COMPANY, LIMITED
Consolidated Income Statement
2006
(In millions, except per share amounts)

UNAUDITED

	Q1	Q2	Q3	Q4	2006 FY

Revenues	$2,523.2	$2,813.8	$2,602.8	$2,741.3	$10,681.1

Cost of goods sold	1,851.2	2,042.6	1,915.3	2,043.7	7,852.8

Selling & administrative expenses	354.7	391.3	347.8	378.6	1,472.4

Operating income	317.3	379.9	339.7	319.0	1,355.9

Interest expense	(35.3)	(30.8)	(31.5)	(36.0)	(133.6)

Other income	3.9	(1.0)	(0.5)	(11.3)	(8.9)

Earnings before taxes	285.9	348.1	307.7	271.7	1,213.4

Provision for taxes	41.5	53.7	66.6	47.2	209.0

Earnings from continuing operations	244.4	294.4	241.1	224.5	1,004.4

Discontinued operations, net of tax	8.8	19.1	2.7	(2.5)	28.1

Net earnings	$253.2	$313.5	$243.8	$222.0	$1,032.5

Diluted earnings per share
Continuing operations	$0.73	$0.89	$0.75	$0.73	$3.11
Discontinued operations	0.03	0.06	0.01	(0.01)	0.09
	$0.76	$0.95	$0.76	$0.72	$3.20

Weighted-average number of common
shares outstanding:
Diluted	332.4	330.8	319.9	310.0	323.1

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

INGERSOLL-RAND COMPANY LIMITED
Business Review
2006
(In millions, except percentages)

UNAUDITED

	Q1	Q2	Q3	Q4	FY 2006
Climate Control Technologies
Revenues	$683.6	$798.0	$825.6	$863.8	$3,171.0
Operating income	69.2	88.4	103.7	94.7	356.0
and as a % of revenues	10.1%	11.1%	12.6%	11.0%	11.2%

Compact Equipment Technologies
Revenues	875.7	949.6	701.4	748.6	3,275.3
Operating income	136.4	154.3	79.4	51.6	421.7
and as a % of revenues	15.6%	16.2%	11.3%	6.9%	12.9%

Industrial Technologies
Revenues	439.1	483.3	486.3	541.1	1,949.8
Operating income	58.2	63.0	62.9	77.9	262.0
and as a % of revenues	13.3%	13.0%	12.9%	14.4%	13.4%

Security Technologies
Revenues	524.8	582.9	589.5	587.8	2,285.0
Operating income	79.6	98.0	105.0	117.6	400.2
and as a % of revenues	15.2%	16.8%	17.8%	20.0%	17.5%

Total
Revenues	$2,523.2	$2,813.8	$2,602.8	$2,741.3	$10,681.1
Operating income	343.4	403.7	351.0	341.8	1,439.9
and as a % of revenues	13.6%	14.3%	13.5%	12.5%	13.5%

Unallocated corporate expense	(26.1)	(23.8)	(11.3)	(22.8)	(84.0)

Consolidated operating income	$317.3	$379.9	$339.7	$319.0	$1,355.9
and as a % of revenues	12.6%	13.5%	13.1%	11.6%	12.7%

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION